Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), effective as of January 6, 2017 (the “Effective Date”), is between Bruce A. Williamson (“Executive”) and Southcross Energy Partners GP, LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, “Company”).

RECITALS

A. Company desires to employ Executive by engaging Executive to perform services under the terms of this Agreement.

B. Executive desires to provide services to Company under the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties agree as follows:

1. Certain Definitions.

(a)	“AAA” has the meaning set forth in Section 19.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c)	“Agreement” has the meaning set forth in the preamble.

(d)	“Annual Base Salary” has the meaning set forth in Section 3(a).

(e)	“Board” means the Board of Directors of Company or any successor governing body (excluding Executive if he is then serving on the Board of Directors of Company or any successor governing body).

(f)	“B Plan” means the Class B Unit Plan dated as of July 19, 2016 of Southcross Holdings LP, a Delaware limited partnership and Affiliate of the Company, as amended from time to time.

(g)

Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) Executive’s willful failure to satisfactorily perform Executive’s lawful and reasonable material duties (other than any such failure resulting from Executive’s Disability) or to devote Executive’s full time and effort to Executive’s position hereunder; (ii) Executive’s material violation of any material Company policy that remains unremedied after reasonable notice to cure the violation; (iii) Executive’s failure to follow lawful and reasonable directives from the Board, (iv) Executive’s gross negligence or material misconduct; (v) Executive’s commission at any time of any material act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of Company or breach of fiduciary duty against Company (or any predecessor thereto or successor thereof); or (vi) felony conviction of Executive (other than a traffic violation which does not result in serious bodily injury or death). Notwithstanding the foregoing, no act or omission shall constitute Cause unless Company provides to Executive (x) written notice clearly and fully describing the particular acts or omissions which Company reasonably believes in good faith constitute Cause, (y) an opportunity, during the thirty (30) days following Executive’s receipt of such notice, to meet in person with Company to explain or defend the alleged acts or omissions relied upon by Company and, to the extent practicable and curable, to cure such acts or omissions, and (z) a copy of the resolution duly adopted by Company finding that, in the good faith opinion of Company, Executive committed the alleged acts or omissions and that they constitute grounds for Cause hereunder. Executive shall have the right to contest a determination of Cause by requesting arbitration in accordance with the terms of Section 19 hereof.

(h)	“Change in Control” means: (i) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than Company, EIG BBTS Holdings, LLC, TW Southcross Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event), shall become the beneficial owners, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in Company or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than Company, the Partnership, EIG BBTS Holdings, LLC, TW Southcross Aggregator LP or Southcross Holdings LP or any of their respective Affiliates; or (iv) a transaction resulting in a Person other than Company, EIG BBTS Holdings, LLC, TW Southcross Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event) being the sole general partner of the Partnership.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Company” has the meaning set forth in the preamble, except as otherwise provided in Section 7(j).

(k)	“Compensation Committee” means the Compensation Committee of the Board, or if no such committee exists, the Board.

(l)	“Date of Termination” means (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by Company pursuant to Section 4(b), whichever is earlier; or (iv) if Executive’s employment is terminated pursuant to Section 4(a)(vii)-(viii), the date immediately following the expiration of the then-current Term.

(m)	“Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months as determined by a physician jointly selected by Company and Executive.

(n)	“Effective Date” has the meaning set forth in the preamble.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Executive” has the meaning set forth in the preamble.

(q)	“Extension Term” has the meaning set forth in Section 2(b).

(r)	“First Payment Date” has the meaning set forth in Section 5(b)(ii).

(s)	Executive shall have “Good Reason” to terminate Executive’s employment hereunder within 90 days after the occurrence of one or more of the following conditions without Executive’s written consent: (i) Executive is removed from the office of Chief Executive Officer of the Company or as a member of the Board; (ii) a material diminution in Executive’s Annual Base Salary, as described herein; or (iii) a change in the geographic location at which Executive must perform Executive’s services hereunder to a location more than 50 miles from Dallas or Houston, Texas; and which, in the case of any of the foregoing, continues beyond 30 days after Executive has provided Company written notice that Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred.

(t)	“Initial Term” has the meaning set forth in Section 2(b).

(u)	“Installment Payments” has the meaning set forth in Section 5(b)(ii).

(v)	“Letter Agreement” means that certain letter Agreement dated as of July 14, 2016 between Southcross Holdings GP LLC and Executive.

(w)	“Notice of Termination” has the meaning set forth in Section 4(b).

(x)	“Partnership” means Southcross Energy Partners, L.P., a Delaware limited partnership.

(y)	“Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(z)	“Proprietary Information” has the meaning set forth in Section 7(d).

(aa)	“PTO” has the meaning set forth in Section 3(c).

(bb)	“Release” has the meaning set forth in Section 5(b)(ii).

(cc)	“Restricted Period” means the period from the Effective Date through the first anniversary of the Date of Termination.

(dd)	“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(ee)	“Severance Payment” has the meaning set forth in Section 5(b)(i).

(ff)	“Severance Period” means: if Executive’s employment shall be terminated by Company without Cause pursuant to Section 4(a)(iv) or by Executive’s resignation for Good Reason pursuant to Section 4(a)(v), the period beginning on the Date of Termination and ending on the last day of the Term.

(gg)	“Term” has the meaning set forth in Section 2(b).

2. Employment.

(a) General. Company shall employ Executive and Executive shall remain in the employ of Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party gives written notice of non-extension to the other no later than 60 days prior to the expiration of the then-applicable Term.

(c) Position and Duties. During the Term, Executive: (i) shall serve as Chief Executive Officer of Company and also as Chairman of the Board of Southcross Holdings GP LLC, with responsibilities, duties and authority customary for such positions, subject to the reasonable and lawful direction by the Board with respect to his role as Chief Executive Officer of the Company; (ii) shall report directly to the Board with respect to his role as Chief Executive Officer of the Company; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of Company and its subsidiaries and to the business and affairs of Southcross Holdings LP, provided that Executive may (1) serve on corporate, civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of Company or its subsidiaries (which consent shall not unreasonably be withheld), (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of Executive’s duties and responsibilities hereunder, or involves a conflict of interest with Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (4) agrees to observe and comply with Company’s material rules and policies as adopted by Company from time to time, which have been made available to Executive. Executive shall be based in Houston, Texas and shall travel to Dallas, Texas and such other locations as required to execute his duties and responsibilities.

3. Compensation and Related Matters.

(a) Annual Base Salary; Bonus. During the Term, Executive shall receive a base salary equal to $1,000,000 per annum, inclusive of Executive serving the role/duties of Chairman of the Board of the Company (the “Annual Base Salary”). The Base Salary shall be paid in accordance with the customary payroll practices of Company. During the Term, Executive shall not be entitled to any annual incentive bonus.

(b) Benefits. Subject to the last sentence of Section 3(a), Executive shall be eligible to participate in all benefit plans, programs and other similar arrangements of the Company that may be offered to its executives as a group, subject to any applicable eligibility and waiting periods and his election to participate or enroll.

(c) Vacation; Paid Time Off; Holidays. During the Term, Executive shall be entitled to five weeks of paid time off (“PTO”) each full calendar year. Any PTO shall be taken at the reasonable and mutual convenience of Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(d) Business Expenses. During the Term, Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to Company in accordance with Company’s applicable expense reimbursement policies and procedures. The Company shall promptly reimburse Executive for the reasonable legal fees and expenses incurred in connection with negotiating this Agreement, and the other agreements related to his employment, and in assisting the Company in ensuring that Executive understands his obligations and covenants hereunder.

(e) Additional Reimbursements. During the Term, Company shall reimburse Executive for (i) reasonable monthly payments for initiation fees and monthly dues incurred by Executive for any membership at country club(s) which have reciprocity in Dallas, Texas, (ii) up to $10,000 per annum for tax preparation, estate planning and advice in connection therewith by an accountant selected by Executive, and (iii) up to $6,000 per annum for an annual physical examination by a physician selected by Executive.

4. Termination. Executive’s employment hereunder may be terminated by Company or Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive incurs a Disability, Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with Company shall terminate, effective on the later of 30 days after receipt of such notice by Executive or the date specified in such notice; provided that within the 30-day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii) Termination for Cause. Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. Company may terminate Executive’s employment without Cause.

(v) Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason.

(vi) Resignation without Good Reason. Executive may resign from Executive’s employment without Good Reason.

(vii) Non-Extension of Term by Company. Company may give notice of non-extension to Executive pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by Company shall not constitute termination by Company without Cause.

(viii) Non-Extension of Term by Executive. Executive may give notice of non-extension to Company pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by Executive shall not constitute resignation for Good Reason.

(b) Notice of Termination. Any termination of Executive’s employment by Company or by Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv), (vi), (vii) or (viii)), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive (or, in the case of a termination described in Section 4(a)(ii), by Company), shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that if Executive delivers a Notice of Termination (other than a notice of non-extension under Section 4(a)(viii) above) to Company, Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by Company in its sole discretion. The failure by Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Company or Executive hereunder or preclude Company or Executive from asserting such fact or circumstance in enforcing Company’s or Executive’s rights hereunder.

5. Company Obligations Upon Termination of Employment.

(a) In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(d), or (e), and (iii) any accrued and unused PTO owed to Executive pursuant to Section 3(c) Except as otherwise set forth in Section 5(b) below, the payments described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b) Severance Payment.

(i) If Executive’s employment shall be terminated by Company without Cause pursuant to Section 4(a)(iv) or by Executive’s resignation for Good Reason pursuant to Section 4(a)(v), then, in addition to the payments and benefits described in Section 5(a) above, Company shall, during the Severance Period, pay to Executive (the “Severance Payment”) the remainder, if any of the Annual Base Salary for the then current Term (for the avoidance of doubt, no Severance Payment is owed if Executive’s employment is terminated for Cause, by Executive without Good Reason or due to the nonrenewal of the Term); provided, however, if such termination by the Company without Cause pursuant to Section 4(a)(iv) or by Executive’s resignation for Good Reason pursuant to Section 4(a)(v) occurs following a Change in Control, then the Severance Payment shall be the Annual Base Salary for the Restricted Period.

(ii) The Severance Payment shall be in lieu of notice or any other severance benefits to which Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the 60th day following the Date of Termination, Executive timely executes a general waiver and release of claims agreement in the form attached to this Agreement with only such changes as are needed to reflect the actual Severance Payment (and any other severance arrangements) or which outside counsel to the Company opines are required to comply with then applicable law (the “Release”), which Release shall not have been revoked by Executive and all applicable revocations periods shall have expired, and (B)

as of the first date on which Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited. Subject to the provisions of Section 9, the Severance Payment shall be paid in a lump sum, at the same time and in the same manner as the Annual Base Salary would have been paid no later than the 60th day following the Date of Termination, in accordance with Company’s normal payroll practices in effect on the Date of Termination.

(c) Provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by Company and any of its Affiliates, including the Letter Agreement.

6. Equity Awards. Executive shall be awarded 12,500 B Units under the B Plan on the Effective Date. Notwithstanding anything to the contrary in this Agreement or any other agreement, all vesting and payment terms relating to equity awards granted to Executive under the B Plan and held by Executive as of immediately prior to a Change in Control, shall be determined pursuant to the terms and provisions of the B Plan and any award agreement relating thereto.

7. Restrictive Covenants.

(a) In consideration of the promise of Company to provide Executive with Proprietary Information (as defined below), Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director (excluding any directorship consented to by the Board in accordance with Section 2(c)), officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to midstream assets (including, without limitation, the gathering, processing and transportation of natural gas and the transportation and storage of refined products other than natural gas) in any county in the State of Texas that is within any of District 1, 2, 3 or 4 of the Oil & Gas Division of the Railroad Commission of Texas, which competes with the business of Company or any entity owned by Company, or (ii) which Company or any of its Affiliates has taken active steps to engage in or acquire. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than two percent of the outstanding interest in such business.

(b) Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of Company to terminate its employment or arrangement with Company, or otherwise change its relationship with Company, or (ii) hire, or cause to be hired, any person who was employed by Company at any time during the 3-month period immediately prior to the date of hire of such person or who thereafter becomes employed by Company (but Executive may hire any person who was employed, but whose employment has been terminated, by Company).

(c) Provisions contained in Sections 7(a) and (b) may be altered and/or waived to be made less restrictive on Executive with the prior written consent of the Board or the Compensation Committee.

(d) During the Term, in connection with Executive’s employment with Company, Company promises to provide Executive with Proprietary Information in support of Executive’s employment duties. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 7(f), Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to Company, including, without limitation, information with respect to Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of Company (and any successor or assignee of Company).

(e) Upon termination of Executive’s employment with Company for any reason, Executive will promptly after such termination deliver to Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning Company’s customers, business plans, marketing strategies, products or processes.

(f) Executive may respond to a lawful and valid subpoena or other legal process but shall give Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Upon notification from Executive of such subpoena or other legal process, Company shall, at its reasonable expense, retain mutually acceptable legal counsel to represent Executive in connection with Executive’s response to any such subpoena or other legal process. Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for Executive furnished to Company, such information is required to be disclosed for Executive not to be in violation of any applicable law or regulation or (ii) Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between Executive and Company.

(g) Executive agrees not to disparage Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or Affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law. Company agrees that, upon the termination of Executive’s employment hereunder, it shall advise its directors and executive officers not to disparage Executive, either orally or in writing, at any time; provided that they may confer in confidence with Company’s and their legal representatives and make truthful statements as required by law.

(h) Prior to accepting other employment or any other service relationship during the Restricted Period, Executive shall provide a copy of this Section 7 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or person with which Executive discusses potential employment or any other service relationship.

(i) In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(j) As used in this Section 7, the term “Company” shall include Company, its parent, related entities, and any of its direct or indirect subsidiaries.

8. Injunctive Relief. Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 may cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, Company will be entitled to specific performance and injunctive relief.

9. Section 409A.

(a) General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, Company reserves the right to (without any obligation to do so or to indemnify Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for

Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to Company or any of its Affiliates, employees or agents or as a guarantee by Company or any of its Affiliates of any particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement.

(b) Separation from Service under Section 409A; Section 409A Compliance. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the 6-month period measured from the date of Executive’s “separation from service” with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall be made by Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; and (v) to the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A (A) such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations and (B) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10. Assignment and Successors. Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Company and its Affiliates. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

(a) to Company:

Southcross Energy Partners GP, LLC

1717 Main Street, Suite 5200

Dallas, Texas 75201

Attn: Chairman

Facsimile: (214) 979-3890

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

2021 McKinney Avenue, Suite 1600

Dallas, Texas 75201

Attn: Robert Sarfatis

Facsimile: (214) 999-3245

(b) to Executive, at the address set forth on the signature page of this Agreement.

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attn: Robert J. Lichtenstein

Facsimile: (215) 990-6800

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement. This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement expressly supersedes the Letter Agreement and Executive agrees and acknowledges that the Letter Agreement is no longer in force or effect.

16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions. The parties shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Construction. This Agreement shall be deemed drafted equally by both of the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19. Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Dallas, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and Executive hereby consents that such restraining order or injunction may be granted without requiring Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. The arbitrator shall be entitled to award any relief available in a court of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

20. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21. Withholding. Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which Company is required to withhold. Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22. Absence of Conflicts; Executive Acknowledgement. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

23. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party which shall have accrued prior to such expiration or termination.

24. Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold Executive harmless in connection with actual, potential or threatened actions or investigations related to Executive’s services for, or employment by, the Company and/or its Subsidiaries or Affiliates and the Partnership to the maximum extent provided in the Company’s Second Amended and Restated Limited Liability Company Agreement and the Partnership’s Third Amended and Restated Agreement of Limited Partnership and to be covered by D&O insurance to the maximum extent, and length, of coverage of any other officer or director of the Company or the Partnership during his employment with the Company and thereafter, as in effect as of the Date of Termination.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

SOUTHCROSS ENERGY PARTNERS GP, LLC

By:	/s/ Kelly J. Jameson
Name: Kelly J. Jameson
Title: Senior Vice President

EXECUTIVE

By:	/s/ Bruce A. Williamson
Name: Bruce A. Williamson

Signature Page to the

Employment Agreement for Bruce A. Williamson